Exhibit 99

VF Reports Record First Quarter 2013 Results

  Adjusted EPS up 25 percent to $2.43 (up 26 percent to $2.41 on a GAAP basis).
  Gross margin improved 240 basis points to 48.1 percent.
  Outdoor & Action Sports revenues rose 10 percent; increases in every region.
  Direct-to-consumer revenues up 12 percent; double-digit growth in U.S. and international.
  Full-year adjusted earnings guidance raised by $0.05 per share to $10.75 ($10.65 on a GAAP basis).

GREENSBORO, N.C.--(BUSINESS WIRE)--April 26, 2013--VF Corporation (NYSE: VFC) today reported financial results for its first quarter ended March 30, 2013. All per share amounts are presented on a diluted basis. “Adjusted” amounts refer to non-GAAP measures as described in the “Adjusted Amounts” paragraph at the end of this release.

“VF’s first quarter performance is a great example of our strong business model, disciplined execution and our ability to leverage all aspects of our portfolio,” said Eric Wiseman, VF Chairman and Chief Executive Officer. “The combination of powerful brands and strong operating platforms creates a unique engine capable of delivering consistent, long-term shareholder value. With a strong start to the year, we’re well positioned to achieve our full year goals.”

First Quarter 2013 Review

Revenues rose 2 percent, as anticipated, to $2.6 billion compared with the same period of 2012, driven by strength in the Outdoor & Action Sports, international and direct-to-consumer businesses. The sale of John Varvatos in April 2012 negatively impacted VF’s revenue growth comparison by 1 percentage point in the first quarter.

Gross margin improved 240 basis points to 48.1 percent, an all-time high for any quarter in VF’s history. This performance, which includes improvements in nearly every coalition, compares with 45.7 percent in the same period of 2012. The higher gross margin reflects lower year-over-year product costs and the continued shift in our revenue mix towards higher margin businesses.

Operating income on an adjusted basis grew 13 percent to $360 million in the first quarter compared with $319 million in the same period of 2012. On a GAAP basis, first quarter operating income increased 14 percent to $358 million, compared with $314 million in last year’s same period. Adjusted operating margin was 13.8 percent compared with 12.5 percent in the first quarter of 2012. On a GAAP basis, operating margin rose to 13.7 percent from 12.3 percent in the first quarter of 2012.

Net income on an adjusted basis grew by 25 percent to $273 million from $219 million in the first quarter of 2012. Adjusted earnings per share – which excludes Timberland acquisition-related items of $0.02 per share in the first quarter – increased 25 percent, to $2.43 from $1.94 during the same period last year. This increase includes a $0.12 per share discrete tax benefit primarily related to the impact of U.S. tax law changes enacted in 2013, which are retroactive to 2012. On a GAAP basis, first quarter net income was $270 million, with a 26 percent increase in earnings per share to $2.41, including the $0.12 per share discrete tax benefit noted above.

First Quarter Coalition Review

Outdoor & Action Sports revenues were up 10 percent in the quarter to $1.4 billion with balanced growth across both the U.S. and international markets.

Revenues for The North Face® brand rose 6 percent with low single-digit growth in both the Americas and Europe regions, and continued strong double-digit growth in Asia. Helped by colder, more seasonable weather, the brand’s direct-to-consumer business posted a strong double-digit revenue increase in the quarter.

The Vans® brand momentum continued in the first quarter with a 25 percent increase in revenues including over 20 percent growth in the Americas and Asia regions, and more than a 30 percent increase in Europe. The Vans® brand posted strong double-digit revenue increases in both its wholesale and direct-to-consumer channels.

Timberland® brand revenues were in line with expectations; up 2 percent in the first quarter with mid-teen growth in Asia and a mid single-digit increase in the Americas region. In Europe, where challenging macro-economic conditions continue to impact the business, the brand experienced a mid single-digit decline in revenues. The Timberland® brand’s direct-to-consumer business, which continues to show good progress, grew at a high-teens rate in the quarter.

First quarter Outdoor & Action Sports operating income rose 12 percent to $227 million and operating margin increased 40 basis points to 16.4 percent compared with 16 percent in the 2012 period.

Jeanswear revenues, as expected, decreased 3 percent to $718 million, including slightly lower sales in the Americas region, which faced difficult comparisons due to earlier shipments of spring seasonal products in the prior year’s quarter. Additionally, the first quarter of 2013 was impacted by difficult conditions in the mid-tier channel. Jeanswear revenues in Europe declined at a mid single-digit rate. In Asia, as anticipated, Jeanswear revenues declined by a low double-digit rate, as the Lee® brand navigates an industry-wide build up in inventories that began during the latter part of 2012.

Revenues for the Wrangler® brand were down 2 percent with strength in its U.S. Western and Latin American businesses offset by a slight decline in its U.S. Mass business due to the previously mentioned seasonal product pull-forwards in the prior year period. The Lee® brand’s first quarter revenues were down 6 percent due to continued challenging dynamics in the mid-tier channel in the U.S. and difficult macroeconomic conditions in Europe. And as noted above, the Lee® brand experienced lower sales in Asia as retailers work through elevated inventory levels.

Favorable year-over-year product costs and continued improvements in operating efficiencies led to a 29 percent increase in Jeanswear operating income to $143 million. Operating margin reached 20 percent in the quarter with improvements in both the Wrangler® and Lee® brands across every region of the world.

Imagewear revenues declined 9 percent in the first quarter to $253 million against exceptionally strong growth in the first quarter of 2012. The first quarter comparison was impacted by a program that was shipped in the first quarter of 2012 that is not expected to ship until the second half of 2013. Related to the lower volume, first quarter Imagewear operating margin decreased to 12.5 percent.

Sportswear posted revenue growth of 4 percent to $128 million driven by a low single-digit increase in the Nautica® brand and mid-teen growth in the Kipling® (U.S.) brand. The Nautica® brand revenues in the first quarter were impacted by a shift in timing of shipments that should drive a mid-teen revenue increase in the second quarter. Direct-to-consumer revenues for the Sportswear businesses increased more than 20 percent in the quarter contributing to an 80 basis point improvement in operating margin over the prior year period.

Contemporary Brands revenues were down 18 percent in the quarter to $104 million, with 14 percentage points of the decline due to the absence of John Varvatos, which was sold in April 2012. Excluding John Varvatos from the first quarter of 2012, revenues were down 4 percent. Direct-to-consumer revenues, excluding John Varvatos, increased 9 percent.

Contemporary Brands’ operating income in the first quarter decreased 15 percent to $13 million. Operating margin expanded by 40 basis points to 12.1 percent, driven by improved direct-to-consumer performance.

International Review

First quarter international revenues increased 6 percent. Revenues in the Americas (non-U.S.) region increased 10 percent with strong performances from the Vans®, Timberland® and Wrangler® brands. In Asia, revenues were up 9 percent, reflecting strong results by all Outdoor & Action Sports brands. Revenues in Europe rose 4 percent driven by double-digit growth in the direct-to-consumer businesses of the Vans®, The North Face®, Timberland® and Napapijri® brands. International revenues reached 42 percent of total VF revenues in the first quarter compared with 40 percent in the same period of 2012.

Direct-to-Consumer Review

Direct-to-consumer revenues increased 12 percent in the first quarter including a 25 percent increase in The North Face® brand, an 18 percent increase in the Timberland® brand and a 15 percent increase in the Vans® brand. Direct-to-consumer revenues for the Nautica®, Kipling®, Napapijri®, Splendid® and Ella Moss® brands also each achieved double-digit growth during the quarter. A total of 20 stores were opened across our brands in the quarter bringing the total number of owned retail stores to 1,132. Direct-to-consumer revenues reached 20 percent of total revenues in the first quarter compared with 19 percent in the 2012 period.

Balance Sheet Review

Inventories were down $107 million, or 7 percent, from March 2012 levels reflecting VF’s highly disciplined approach to inventory control. During the first quarter, VF repurchased a total of 1.7 million shares for approximately $280 million and made a discretionary contribution of $100 million to its pension plan.

2013 Earnings Guidance Raised

Revenue guidance for 2013 remains unchanged, with revenues expected to rise by 6 percent to $11.5 billion. Also unchanged is an expected improvement of 100 basis points in gross margin and nearly a 100 basis point increase in operating margin for the year. Based on slightly stronger than expected first quarter results, adjusted earnings per share in 2013 are now expected to rise to $10.75 per share, up $0.05 from the $10.70 per share guidance provided on February 15. On a GAAP basis, which includes an estimated $0.10 per share in Timberland acquisition-related expenses, earnings per share in 2013 are now expected to rise to $10.65 per share, up $0.05 from the prior guidance of $10.60 per share.

Looking forward to the second quarter, last year’s adjusted earnings per share of $1.11 included a non-recurring $0.10 per share discrete tax benefit primarily related to the settlement of prior years’ audits. On a reported (GAAP) basis, last year’s second quarter earnings per share of $1.40 included three non-recurring items: a $0.32 per share benefit related to the sale of John Varvatos, the previously described $0.10 per share discrete tax benefit, and a $0.03 negative impact resulting from Timberland acquisition-related expenses.

Adjusted Amounts

This release refers to adjusted amounts that exclude restructuring and other items related to the acquisition of Timberland, which approximated $3 million ($0.02 per share) in the first quarter of 2013 compared to $5 million ($0.03 per share) in the first quarter of 2012. Adjusted amounts for the full year exclude anticipated Timberland acquisition-related expenses of $14 million ($0.10 per share) in 2013 compared to $31 million ($0.25 per share) in 2012. Additionally, adjusted amounts in 2012 exclude the gain on the sale of John Varvatos of approximately $42 million ($0.32 per share inclusive of a $0.10 per share tax benefit triggered by the sale). Reconciliations of certain GAAP measures to adjusted amounts are presented in the supplemental financial information included with this release, which identify and quantify all excluded items.

Dividend Declared

VF’s Board of Directors declared a quarterly dividend of $0.87 per share, payable on June 20, 2013 to shareholders of record on June 10, 2013.

Webcast Information

VF will hold its first quarter conference call and webcast today at approximately 8:30 a.m. Eastern Time. Interested parties should call 800-946-0708 (domestic) or 719-457-2705 (international) to access the call. The conference call will be broadcast live and accessible at www.vfc.com. A replay of the conference call will be available from April 26 through May 3, 2013, via telephone at 877-870-5176 (access code: 7081910) or at www.vfc.com.

About VF

VF Corporation is a global leader in branded lifestyle apparel and footwear with more than 30 brands. The company’s largest five brands are The North Face®, Wrangler®, Timberland®, Vans®, and Lee®. Other brands include 7 For All Mankind®, Bulwark®, Eagle Creek®, Eastpak®, Ella Moss®, JanSport®, Kipling®, lucy®, Majestic®, Napapijri®, Nautica®, Red Kap®, Reef®, Riders®, Splendid® and SmartWool®. For more information, please visit www.vfc.com.

Forward Looking Statements

Certain statements included in this release and the attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the level of consumer confidence and overall level of consumer demand for apparel; fluctuations in the price, availability and quality of raw materials and contracted products; disruption to VF’s distribution system; disruption and volatility in the global capital and credit markets; VF's reliance on a small number of large customers; the financial strength of VF's customers; VF’s response to changing fashion trends; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions, including the Timberland acquisition; VF's ability to maintain the strength and security of its information technology systems; adverse unseasonable weather conditions; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; foreign currency fluctuations; changes in tax liabilities, and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

(Financial Tables Follow)

VF CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March
	2013	2012

Net sales	$2,582,230	$2,527,417
Royalty income	29,639	29,038

Total revenues	2,611,869	2,556,455

Costs and operating expenses
Cost of goods sold	1,355,277	1,388,866
Marketing, administrative and general expenses	898,864	853,487
	2,254,141	2,242,353

Operating income	357,728	314,102

Interest income	490	1,038
Interest expense	(21,008)	(23,345)
Other income (expense), net	1,039	1,746

Income before income taxes	338,249	293,541

Income taxes	67,832	78,314

Net income	270,417	215,227

Net (income) loss attributable to noncontrolling interests	-	(11)

Net income attributable to VF Corporation	$270,417	$215,216

Earnings per common share attributable to VF
Basic	$2.46	$1.95
Diluted	2.41	1.91

Weighted average shares outstanding
Basic	110,068	110,527
Diluted	111,974	112,750

Cash dividends per common share	$0.87	$0.72

Basis of presentation: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal first quarter ends on the Saturday closest to March 31. For presentation purposes herein, all references to periods ended March 2013, December 2012 and March 2012 relate to the 13 week, 52 week and 13 week fiscal periods ended March 30, 2013, December 29, 2012, and March 31, 2012, respectively.

VF CORPORATION
Consolidated Balance Sheets
(Unaudited)
(In thousands, except share amounts)

	March	December	March
	2013	2012	2012

ASSETS
Current assets
Cash and equivalents	$300,437	$597,461	$325,649
Accounts receivable, net	1,208,682	1,222,345	1,206,179
Inventories	1,409,443	1,354,158	1,516,446
Other current assets	341,065	275,619	315,059
Total current assets	3,259,627	3,449,583	3,363,333

Property, plant and equipment	866,251	828,218	729,079
Intangible assets	2,897,701	2,917,058	2,956,312
Goodwill	2,000,703	2,009,757	2,018,839
Other assets	466,992	428,405	435,754
Total assets	$9,491,274	$9,633,021	$9,503,317

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$182,206	$12,559	$680,500
Current portion of long-term debt	402,910	402,873	2,789
Accounts payable	432,918	562,638	537,531
Accrued liabilities	687,366	754,142	683,500
Total current liabilities	1,705,400	1,732,212	1,904,320

Long-term debt	1,428,496	1,429,166	1,831,113
Other liabilities	1,268,384	1,346,018	1,316,216
Commitments and contingencies
Stockholders' equity
Preferred Stock, par value $1	-	-	-
Common Stock, stated value $1	109,257	110,205	109,296
Additional paid-in capital	2,595,430	2,527,868	2,384,636
Accumulated other comprehensive income (loss)	(423,135)	(453,895)	(376,979)
Retained earnings	2,807,442	2,941,447	2,335,520
Total equity attributable to VF Corporation	5,088,994	5,125,625	4,452,473
Noncontrolling interests	-	-	(805)
Total stockholders' equity	5,088,994	5,125,625	4,451,668
Total liabilities and stockholders' equity	$9,491,274	$9,633,021	$9,503,317

VF CORPORATION
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended March
	2013	2012

Operating activities
Net income	$270,417	$215,227
Adjustments to reconcile net income to cash provided (used) by operating activities:
Depreciation	36,490	35,064
Amortization of intangible assets	11,525	12,181
Other amortization	9,933	5,658
Stock-based compensation	23,209	22,922
Provision for doubtful accounts	5,516	4,199
Pension expense in excess of (less than) contributions	(86,854)	17,829
Other, net	53,213	17,157
Changes in operating assets and liabilities, net of purchases and sales of businesses:
Accounts receivable	(8,938)	(73,491)
Inventories	(62,263)	(55,174)
Other current assets	(68,034)	(6,657)
Accounts payable	(127,139)	(188,949)
Accrued compensation	(68,880)	(93,453)
Accrued income taxes	(18,791)	7,242
Accrued liabilities	32,772	(30,459)
Other assets and liabilities	9,498	(1,433)
Cash provided (used) by operating activities	11,674	(112,137)

Investing activities
Capital expenditures	(102,227)	(25,140)
Software purchases	(10,547)	(13,370)
Other, net	(2,225)	6,341
Cash used by investing activities	(114,999)	(32,169)

Financing activities
Net increase (decrease) in short-term borrowings	169,754	397,595
Payments on long-term debt	(707)	(698)
Purchase of Common Stock	(281,370)	(210,840)
Cash dividends paid	(96,263)	(79,924)
Proceeds from issuance of Common Stock, net	(7,598)	(2,164)
Tax benefits of stock option exercises	24,222	22,055
Cash provided (used) by financing activities	(191,962)	126,024

Effect of foreign currency rate changes on cash and equivalents	(1,737)	2,703

Net change in cash and equivalents	(297,024)	(15,579)

Cash and equivalents - beginning of year	597,461	341,228

Cash and equivalents - end of period	$300,437	$325,649

VF CORPORATION
Supplemental Financial Information
Business Segment Information
(Unaudited)
(In thousands)

	Three Months Ended March
	2013	2012

Coalition Revenues
Outdoor & Action Sports	$1,384,274	$1,263,967
Jeanswear	717,929	741,711
Imagewear	252,757	277,521
Sportswear	128,233	122,915
Contemporary Brands	103,727	126,904
Other	24,949	23,437

Total coalition revenues	$2,611,869	$2,556,455

Coalition Profit
Outdoor & Action Sports	$226,502	$201,700
Jeanswear	143,343	110,772
Imagewear	31,586	42,926
Sportswear	12,216	10,726
Contemporary Brands	12,576	14,858
Other	(2,657)	(1,610)

Total coalition profit	423,566	379,372

Corporate and Other Expenses	(64,799)	(63,524)
Interest, net	(20,518)	(22,307)

Income Before Income Taxes	$338,249	$293,541

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(Unaudited)
(In thousands)

	Three Months Ended March 2013
		Exclude
	As Reported	Impact of Foreign	Constant
	under GAAP	Currency Exchange	Currency

Coalition Revenues
Outdoor & Action Sports	$1,384,274	$906	$1,383,368
Jeanswear	717,929	(1,928)	719,857
Imagewear	252,757	(303)	253,060
Sportswear	128,233	-	128,233
Contemporary Brands	103,727	43	103,684
Other	24,949	-	24,949

Total coalition revenues	$2,611,869	$(1,282)	$2,613,151

Coalition Profit
Outdoor & Action Sports	$226,502	$791	$225,711
Jeanswear	143,343	100	143,243
Imagewear	31,586	-	31,586
Sportswear	12,216	-	12,216
Contemporary Brands	12,576	(4)	12,580
Other	(2,657)	-	(2,657)

Total coalition profit	423,566	887	422,679

Corporate and Other Expenses	(64,799)	-	(64,799)
Interest, net	(20,518)	-	(20,518)

Income Before Income Taxes	$338,249	$887	$337,362

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(Unaudited)
(In thousands)

	Three Months		Three Months
	Ended	Operating	Ended	Operating
	March 2013	Margin	March 2012	Margin

Operating income, as reported under GAAP	$357,728	13.7%	$314,102	12.3%
Timberland acquisition-related expenses	2,742		4,642

Operating income, as adjusted	$360,470	13.8%	$318,744	12.5%

Net income, as reported under GAAP	$270,417		$215,216
Timberland acquisition-related expenses	2,235		3,295

Net income, as adjusted	$272,652		$218,511

Diluted earnings per share, as reported under GAAP	$2.41		$1.91
Timberland acquisition-related expenses	0.02		0.03

Diluted earnings per share, as adjusted	$2.43		$1.94

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis and on an adjusted basis which excludes the impact of costs related to the acquisition of The Timberland Company. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

CONTACT:
VF Corporation
Lance Allega, 336-424-6082
Director, Investor Relations
or
Carole Crosslin, 336-424-7836
Director, Corporate Communications